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 NYLU501
Allstate Life Insurance
Company Of New York
A Stock Company

Home Office: One Allstate Drive, Farmingville, New York 11738


Flexible Premium Deferred Variable Annuity Certificate


This Certificate is issued to customers of participating financial services corporations according to the terms of Master Policy number 64895015 issued by Allstate Life Insurance Company of New York to the Trustee of the Financial Services Group Insurance Trust. The Trustee of the Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is issued in the state of New York and is governed by New York law.

Throughout this Certificate, "you" and "your" refer to the Certificate owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company of New York.

Certificate Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase. A Mortality and Expense Risk Charge equivalent to an annualized charge of 1.65% will be deducted daily from the Variable Account. The smallest annual rate of net investment return on the Variable Account assets required to keep Variable Amount Income Payments from decreasing is 4.65%.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account and are not guaranteed as to dollar amount.

This Certificate and Master Policy do not pay dividends.

The tax status of this Certificate as it applies to the owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal contract between the Certificate owner and Allstate Life Insurance Company of New York.

Return Privilege
If you are not satisfied with this Certificate for any reason, you may return it to us or our agent within 10 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation through the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

If you have any questions about your Allstate Life Insurance Company of New York variable annuity, please contact Allstate Life Insurance Company of New York at
(800) 390-1277.

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[GRAPHIC OMITTED][GRAPHIC OMITTED]
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         Secretary             Chairman and Chief Executive Officer


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TABLE OF CONTENTS
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THE PERSONS INVOLVED.........................................................3

ACCUMULATION PHASE...........................................................4

PAYOUT PHASE................................................................11

INCOME PAYMENT TABLES.......................................................13

GENERAL PROVISIONS..........................................................14


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DPNY501

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ANNUITY DATA
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CERTIFICATE NUMBER:..................................................444444444

ISSUE DATE:.....................................................March 31, 2001

INITIAL PURCHASE PAYMENT:...........................................$10,000.00
                                                                          IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                                  ALLOCATED
                                                  AMOUNT (%)

VARIABLE SUB-ACCOUNTS
        Putnam Research
        Putnam Investors
        Putnam Capital Appreciation                  10%
        Putnam Growth Opportunities
        Putnam Voyager
        Putnam Health Sciences
        Putnam Vista
        Putnam New Opportunities
        Putnam Technology                            10%
        Putnam Voyager II
        Putnam OTC & Emerging Growth
        Putnam Global Growth                         10%
        Putnam Int'l Growth & Income
        Putnam Int'l Growth
        Putnam Asia Pacific Growth
        Putnam Int'l New Opportunities               10%
        Putnam The George Putnam Fund
        Putnam Utilities Growth and Income           20%
        Putnam Global Asset Allocation
        Putnam Growth and Income
        Putnam New Value
        Putnam Small Cap Value                       10%
        Putnam Money Market
        Putnam American Government Income            10%
        Putnam Income
        Putnam Diversified Income
        Putnam High Yield
                                                                       RATE
                                       ALLOCATED    GUARANTEED       GUARANTEED
                                       AMOUNT (%)   INTEREST RATE    THROUGH

STANDARD FIXED ACCOUNT
        1 Year Guarantee Period          20%          5.00%        03/31/2002

MINIMUM GUARANTEED RATE
        Fixed Account Options:.........................................3.00%



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PAYOUT START DATE:..........................................January 15, 2054

OWNER:..............................................................John Doe

ANNUITANT:..........................................................John Doe
        AGE AT ISSUE:.....................................................35
        SEX:............................................................Male

                         RELATIONSHIP
BENEFICIARY                TO OWNER                        PERCENTAGE
-----------             --------------                     ----------
Jane Doe                   Wife                              100%

                                     RELATIONSHIP
CONTINGENT BENEFICIARY                 TO OWNER             PERCENTAGE
----------------------              --------------          ----------
Susan Doe                         Daughter-in-law            100%

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                                     Page 3
NYLU501

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THE PERSONS INVOLVED
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Owner The person named at the time of application is the Owner of this
Certificate unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written notice in a form satisfactory to us. If the Owner is a living person, you may name a new Annuitant only upon the death of the current Annuitant prior to the Payout Start Date by written notice in a form satisfactory to us. Once we accept a change, it takes effect as of the date You signed the request. Each change is subject to any payment We make or other action We take before We accept it. You may not assign an interest in this Certificate as collateral or security for a loan.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary(ies) become(s) the New Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary(ies) become(s) the New Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o Owner as used in this Certificate refers to all persons named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.


New Owner The "New Owner" is the Owner determined immediately after death of the Owner. The New Owner is:


o        the surviving Owner
o        if no surviving Owner, the beneficiary(ies) of a single Owner; or
o        the beneficiary(ies) of a sole surviving Owner.


Annuitant The Annuitant is the person named on the Annuity Data Page, unless a new Annuitant was named by the Owner, as described above. The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). The Annuitant must be a living individual. If the Annuitant dies prior to the Payout Start Date, and the Owner does not name a new Annuitant, the new Annuitant will be:

o        the youngest Owner; otherwise,

o        the youngest Beneficiary.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Beneficiary is the person(s) who may elect to receive the death benefit or become the New Owner if the sole surviving Owner dies before the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.



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You may change or add Beneficiaries at any time by written notice in a form satisfactory to Us before income payments begin, unless you have designated an irrevocable Beneficiary. You may restrict income payments to Beneficiaries. Once we accept a change or satisfactory request to restrict payments to any Beneficiary, the change will take effect as of the date You signed the request. Each change is subject to any payment we make or other action We take before We accept it.

If you did not name a Beneficiary or unless otherwise provided in the Beneficiary designation, if a Beneficiary predeceases the Owner and there are no other surviving Beneficiaries or Contingent Beneficiaries, the new Beneficiary will be:

o    your spouse or; if he or she is no longer alive,

o    your surviving children equally; or if you have no surviving children,

o    your estate.

If more than one Beneficiary survives you, we will divide the death benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the death benefit in equal amounts to the Beneficiaries. If one or more of the Beneficiaries dies before you, we will divide the Death Benefit among the surviving Beneficiaries.


Contingent Beneficiary The person(s) who will become the Beneficiary if all named Beneficiaries die before the death of the sole surviving Owner.



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ACCUMULATION PHASE
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Accumulation Phase Defined The "Accumulation Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date of the Certificate stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Certificate is terminated before that date.


Certificate Year "Certificate Year" is the one year period beginning on the issue date of the Certificate and on each anniversary of the Certificate's issue date.


Investment Alternatives The "Investment Alternatives" are the subaccounts of the Variable Account and the Fixed Account Options. We reserve the right to limit the availability of the Investment Alternatives for new investments. Any limit will be applied to all Owners and will be applied in a non-discriminatory manner.


Purchase Payments The initial payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We may limit the amount of each purchase payment that we will accept to a minimum of $500 and a maximum of $1,000,000. Any limits to Purchase Payments will be applied to all Owners and will be applied in a non-discriminatory manner.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the written notice.


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Variable Account The "Variable Account" for this Certificate is the Allstate
Life of New York Separate Account A. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates. These assets will not be charged with liabilities arising from any other business we may have.


Variable Subaccounts The Variable Account is divided into subaccounts. Each subaccount invests solely in the shares of the mutual fund underlying that subaccount.


Fixed Account Option(s) The Fixed Account Option is the Standard Fixed Account. The Fixed Account Option(s) are assets of the General Account.


Standard Fixed Account Money in the Standard Fixed Account will earn interest at the current rate in effect at the time of allocation or transfer to the Standard Fixed Account for the guarantee period. We will offer a one year guarantee period. Other guarantee periods may be offered at our discretion. After one year, subsequent renewal dates will be on anniversaries of the first renewal date. After the initial guarantee period, a renewal rate will be declared. The interest rate for the Standard Fixed Account will never be less than the minimum guaranteed rate of 3.0%.


Crediting Interest We credit interest daily to money allocated to the Fixed Account Options at a rate(s) which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment allocated to the Fixed Account Options from the issue date. We will credit interest to subsequent purchase payments allocated to the Fixed Account Options from the date we receive them at a rate declared by us. We will credit interest to transfers to the Standard Fixed Account from the date the transfer is made. The interest rate for the Fixed Account Options will never be less than the minimum guaranteed rate of 3.0%.


Transfers Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. You may make 12 transfers per Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a transfer fee of .50% of the amount transferred, but not to exceed $25. Transfers are subject to the following restrictions:

o The maximum amount transferable from the Standard Fixed Account during any Certificate Year is the greater of 30% of the Standard Fixed Account balance as of the last Certificate Anniversary or the greatest dollar amount of any prior transfer from a Standard Fixed Account. However, if any interest rate is renewed at a rate at least one percentage point less than the previous interest rate, the Certificate Owner may elect to transfer up to 100% of the monies receiving that reduced rate within 60 days of the notification of the interest rate decrease. The Company reserves the right to defer transfers from the Standard Fixed Account for up to six months from the date of request.

o The minimum amount that may be transferred from the Standard Fixed Account or a Subaccount of the Variable Account is $100; if the total amount remaining in the Standard Fixed Account or a Subaccount of the Variable Account after a transfer would be less than $100, the entire amount may be transferred. # We reserve the right to limit the number of transfers in any Certificate Year or to refuse any transfer request for an Owner or certain Owners if, in our sole discretion, we believe that:

o excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Certificate Owners; or

o we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

     Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of the other Certificate Owners.

We reserve the right to waive the transfer restrictions contained in this Certificate.


Certificate Value On the issue date of the Certificate, the "Certificate Value" is equal to the initial purchase payment. After the issue date, the "Certificate Value" is equal to the sum of:

o the number of Accumulation Units you hold in each subaccount of the Variable Account multiplied by the Accumulation Unit Value for that subaccount on the most recent Valuation Date; plus

o    the total value you have in the Fixed Account Options.

If you withdraw the entire Certificate Value, you may receive an amount less than the Certificate Value because a Withdrawal Charge, income tax withholding, and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a subaccount of the Variable Account are used to purchase Accumulation Units in that subaccount. The Accumulation Unit Value for each subaccount at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a subaccount of the Variable Account will increase the number of Accumulation Units for that subaccount. Withdrawals or transfers from a subaccount of the Variable Account will decrease the number of Accumulation Units for that subaccount.


Net Investment Factor For each Variable Subaccount, the "Net Investment Factor" for a Valuation Period is equal to:

o    The sum of:

     o the net asset value per share of the mutual fund underlying the subaccount determined at the end of the current Valuation Period, plus

     o the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the subaccount during the current Valuation Period.

o Divided by the net asset value per share of the mutual fund underlying the subaccount determined as of the end of the immediately preceding Valuation Period.

o    The  result  is  reduced  by  the   Mortality   and  Expense   Risk  Charge
     corresponding to the portion of the current calendar year that is in the current Valuation Period.


Charges The charges for this Certificate include Mortality and Expense Risk Charges, transfer charges, and taxes. If a withdrawal is made, the Certificate may also be subject to a Withdrawal Charge.

Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.65%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Taxes Any premium tax or income tax withholding relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable Withdrawal Charge and/or taxes. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.


Preferred Withdrawal Amount Each Certificate Year, the Preferred Withdrawal Amount is equal to 15% of purchase payments. Each Certificate Year, you may withdraw the Preferred Withdrawal Amount without any Withdrawal Charge. Any Preferred Withdrawal Amount which is not withdrawn during a Certificate year may not be carried over to increase the Preferred Withdrawal Amount available in a subsequent year.


Withdrawal Charge Withdrawals in excess of the Preferred Withdrawal Amount will be subject to a Withdrawal Charge as follows:


                  Payment Year:             1        2        3 and Later

                  Percentage:               2%       1%       0%


To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times each Purchase Payment withdrawal.


Death of Owner If you die prior to the Payout Start Date, the New Owner will be the surviving Owner. If there is no surviving Owner, the New Owner will be the Beneficiary(ies). The New Owner will have the options described below; except that if the New Owner took ownership as the Beneficiary, the New Owner's options will be subject to any restrictions previously placed upon the Beneficiary.

1.   If the sole New Owner is your spouse:

     a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:


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          i.   over the life of your spouse; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse; or

          iii. Over the life of your spouse with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

     c. If your spouse does not elect one of the options above, then your spouse may continue the Certificate in the Accumulation Phase as if the death had not occurred. If the Certificate is continued in the Accumulation Phase, the following conditions apply:

          o On the day the Certificate is continued, the Certificate Value will be the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

          o The surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.

          o Prior to the Payout Start Date, the Death Benefit of the continued Certificate will be the greater of:

               o the sum of all purchase payments reduced by a withdrawal adjustment, as defined in the Death Benefit provision; or

               o the Certificate Value on the date we determine the Death Benefit; or

               o the Maximum Anniversary Value, as defined in the Death Benefit provision, with the following changes:

                    o "Date of Issue" is replaced by the date the Certificate is continued; and

                    o "Initial purchase payment" is replaced with the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

2. If the New Owner is not your spouse but is a natural person, then this New Owner has the following options:

     a. The New Owner may elect, within 180 days of the date of your death, to receive the death benefit described below in a lump sum.

     b. The New Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

          i.   over the life of the New Owner; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the New Owner; or

          iii. Over the life of the New Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the New Owner.

     c. The New Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death. The New Owner may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.

3.   If the New Owner is a corporation or other non-natural person:

     a. The non-natural Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If any New Owner is a non-natural person, all New Owners will be considered to be non-natural persons for the above purposes.

If the New Owner who is not your spouse does not make one of the above described elections, the Settlement Value must be withdrawn by the New Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights subject to any restrictions previously placed upon the Beneficiary, are available to the New Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend, on a non-discriminatory basis, the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The death benefit will be at least as high as the Settlement Value. This right applies only to the amount payable as death benefit proceeds and in no way restricts when a claim may be filed.


Death of Annuitant If the Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new Annuitant will be the youngest Owner, unless the Owner names a different Annuitant.

1.   If the Owner is a natural person:


     a. The Owner may choose to continue this Certificate as if the death had not occurred; or

     b. If we receive due proof of death within 180 days of the date of the Annuitant's death, then the Owner may alternatively choose to:

          i.   Receive the Death Benefit in a lump sum; or

          ii. Apply the Death Benefit to an Income Plan which must begin within one year of the Annuitant's date of death.

2.   If the Owner is a non-natural person:

     a. The non-natural Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-natural Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-natural Owner on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The death benefit paid will be at least as high as the Settlement Value. This right applies only to the amount payable as death benefit proceeds and in no way restricts when a claim may be filed.

Death Benefit Except as defined above when the surviving spouse continues the Certificate, prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

o the sum of all purchase payments reduced by a withdrawal adjustment, as defined below; or

o    the Certificate Value on the date we determine the Death Benefit; or

o    the Maximum Anniversary Value.

     o On the date of issue, the Maximum Anniversary Value is equal to the initial purchase payment.

     o After issue, the Maximum Anniversary Value is recalculated when a purchase payment or withdrawal is made or on a certificate anniversary as follows:

          A. For purchase payments, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value plus the purchase payment.

          B. For withdrawals, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value reduced by a withdrawal adjustment, as defined below.

          C. On each certificate anniversary, the Maximum Anniversary Value is equal to the greater of the Certificate Value or the most recently calculated Maximum Anniversary Value.

               In the absence of any withdrawals or purchase payments, the Maximum Anniversary Value will be the greatest of all anniversary Certificate Values on or prior to the date we calculate the death benefit.

               The Maximum Anniversary Value will be recalculated until the first Certificate Anniversary after the 80th birthday of the oldest Owner or, if no Owner is a living individual, the Annuitant. After that date, the Maximum Anniversary Value will be recalculated only for purchase payments and withdrawals. The Maximum Anniversary Value will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern this Certificate.

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

          (a)  = the withdrawal amount.

          (b)  = the Certificate Value immediately prior to the withdrawal.

          (c)  =  the  value  of  the  applicable   Death  Benefit   alternative
               immediately prior to the withdrawal.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.

 Withdrawal Adjustment Example for Maximum Anniversary Value

         (i)      Maximum Anniversary Value Before Partial Withdrawal: $100
         (ii)     Certificate Value Before Partial Withdrawal: $50
         (iii)    Partial Withdrawal: $48
         (iv)     New Certificate Value: $2
         (v)      New Maximum Anniversary Value: $4


Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death, whichever is earlier.

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PAYOUT PHASE
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Payout Phase Defined The "Payout Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Certificate Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be a date which is on or before the Annuitant's 90th birthday.


Income Plans An "Income Plan" is a series of payments which are to be made on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to
     360. Income payments for less than 120 months may be subject to a Withdrawal Charge.

     In lieu of applying all or a portion of the Certificate Value to Income Plans 1, 2, or 3, you may elect to:

     o    receive a withdrawal benefit as described in the Withdrawal provision:
          or

     o    receive income payments for a specified period.

We reserve the right to make available other Income Plans.


Income Payments Income payment amounts may be Variable Amount Income Payments, Fixed Amount Income Payments, or both.

Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account. The portion of the initial income payment based upon a particular Variable subaccount is determined by applying the amount of the Certificate Value in that subaccount on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable subaccount to determine the number of Annuity Units from that subaccount which will be used to determine subsequent income payments. Unless transfers are made between subaccounts, each subsequent income payment from that subaccount will be that number of Annuity Units times the Annuity Unit Value for the subaccount for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each subaccount of the Variable Account at the end of any Valuation Period is calculated by:

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor during the period; and then

o dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate for Variable Amount Income Payments is an effective annual rate of 3%.


Fixed Amount Income Payments The income payment amount derived from any monies allocated to the Fixed Account Options during the Accumulation Phase is fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account Options on the Payout Start Date, less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.


Annuity Transfers After the Payout Start Date, you may transfer among the Variable subaccounts. You may make up to 12 transfers per Certificate year. No transfers may be made from the Fixed Amount Income Payment. Transfers from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months after the Payout Start Date.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If no purchase payments have been received for three years preceding the Payout Start Date and the Certificate Value either is less than $2,000 or is not enough to provide an initial payment of at least $20, we reserve the right to:

     o    change the payment frequency to make the payment at least $20; or

     o terminate the Certificate and pay you the Certificate Value less any applicable taxes in a lump sum.

o If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

     o    proof of the Annuitant's age and sex before income payments begin; and

     o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made under Income Plan 3. You may terminate all or a portion of the income payments being made under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges by writing to us. For Variable Amount Income Payments, this value is equal to the present value of the Variable Amount Income Payments being terminated, calculated using a discount rate equal to the assumed investment rate that was used in determining the initial variable payment. For Fixed Amount Income Payments, this value is equal to the present value of the Fixed Amount Income Payments being terminated, calculated using a discount rate equal to the Applicable Current Interest Rate. The Applicable Current Interest Rate is the rate we are using on the date we receive your withdrawal request to determine income payments for a new annuitization with a payment period equal to the remaining payment period of the income payments being terminated.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.



------------------------------------------------------------------------------

INCOME PAYMENT TABLES
------------------------------------------------------------------------------


The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age of the Annuitant(s)on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.

Fixed Amount Income Payments applied for will be offered at rates not less than those offered to single consideration immediate annuity applicants of the same class at the Payout Start Date.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

   Annuitant's                               Annuitant's                             Annuitant's
    Adjusted         Male     Female          Adjusted        Male     Female         Adjusted        Male    Female
        Age                                       Age                                    Age
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

       35             $3.43     $3.25             49           $4.15    $3.82             63           $5.52    $4.97
       36              3.47      3.28             50            4.22     3.88             64            5.66     5.09
       37              3.51      3.31             51            4.29     3.94             65            5.80     5.22
       38              3.55      3.34             52            4.37     4.01             66            5.95     5.35
       39              3.60      3.38             53            4.45     4.07             67            6.11     5.49
       40              3.64      3.41             54            4.53     4.14             68            6.27     5.64
       41              3.69      3.45             55            4.62     4.22             69            6.44     5.80
       42              3.74      3.49             56            4.71     4.29             70            6.61     5.96
       43              3.79      3.53             57            4.81     4.38             71            6.78     6.13
       44              3.84      3.58             58            4.92     4.46             72            6.96     6.31
       45              3.90      3.62             59            5.02     4.55             73            7.13     6.50
       46              3.96      3.67             60            5.14     4.65             74            7.31     6.69
       47              4.02      3.72             61            5.26     4.75             75            7.49     6.88
       48              4.08      3.77             62            5.39     4.86
================== ======================= ================ ====================== ================ ========================







Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------------------------------------
-------------------- ---------------------------------------------------------------------------------------------------------

                     Female Annuitant's Adjusted Age
-------------------- ---------------------------------------------------------------------------------------------------------
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

       Male
    Annuitant's         35         40        45          50         55           60         65           70         75
     Adjusted
        Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

       35             $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============


Income Plan 3 - Guaranteed Number of Payments
================================= ===============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- -----------------------------------------------
--------------------------------- -----------------------------------------------

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= ===============================================



-----------------------------------------------------------------------------

GENERAL PROVISIONS
-----------------------------------------------------------------------------


The Entire Contract The entire contract consists of this Certificate, the Master Policy, the Master Policy application, any written application, and any Certificate endorsements and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change the Master Policy or this Certificate or waive a right or requirement. No other individual may do this.

Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy will invalidate or impair any rights granted to the Certificate holder by New York Insurance Law or the Certificate.


Incontestability We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request. At least once in each Certificate Year, we shall mail to the holder of this Certificate under which benefit payments have not yet commenced a statement as of a date during such year as to the amount available to provide a paid-up annuity benefit, any cash surrender benefit, and any Death Benefit under the Certificate. The statement shall be addressed to the last post-office address of the certificateholder known to us as required by New York Insurance Law.


Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

o    a certified copy of a death certificate; or

o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.

Any full withdrawal or Death Benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.


Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months. If we elect to postpone payments from the Fixed Account for 10 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment is made.

Variable Account Modifications We reserve the right, subject to New York Insurance Law and applicable federal law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the subaccounts of the Variable Account. We will not substitute any shares attributable to your interest in a subaccount of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional subaccounts of the Variable Account, each of which would invest in shares of a mutual fund. You may then instruct us to allocate purchase payments or transfers to such subaccounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Certificate.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.